Exhibit 10.2

AMENDMENT NO. 2 TO

STOCK PURCHASE AGREEMENT

This Second Amendment dated this 24th day of April, 2009 amends that certain Stock Purchase Agreement (as amended, the “Agreement”) dated the 28th day of January, 2009 between Midwest Racing, Inc., a California corporation (“Midwest”), Dover Motorsports, Inc., (“Dover”, and collectively with Midwest, “Seller”) and Gulf Coast Entertainment, L.L.C., a Delaware limited liability company (“Buyer”).

WITNESSETH

WHEREAS, Buyer wishes to extend the Closing Date; and

WHEREAS, Seller is agreeable to such an extension provided that Buyer agrees to make certain additional non-refundable deposits, as provided herein;

NOW, THEREFORE, in consideration of the promises herein, the parties agree as follows:

Section 1. Section 2.2 to the Agreement is restated in its entirety to read as follows:

“2.2.	Cash Purchase Price. The Cash Purchase Price of $10,000,000 shall be paid to Seller by wire transfer as follows:

On February 27, 2009, Buyer paid to Seller a non-refundable deposit of $100,000.

If Closing shall not have occurred by May 1, 2009, then Buyer shall pay to Seller an additional non-refundable deposit of $100,000 that is due on May 1, 2009 and delinquent if not paid by 5 p.m. EDT on May 15, 2009.

If Closing shall not have occurred by June 1, 2009, then Buyer shall pay to Seller an additional non-refundable deposit of $100,000 that is due on June 1, 2009 and delinquent if not paid by 5 p.m. EDT on June 15, 2009.

All deposits shall be credited against the Cash Purchase Price at Closing or retained by Seller if Buyer fails to make the additional deposits called for above or if Closing does not occur through no fault of Seller or Memphis International Motorsports Corporation d/b/a Memphis Motorsports Park and the Agreement is terminated as permitted by Section 2.6.

Upon Closing, the unpaid balance of the Cash Purchase Price shall be paid by 5:00 PM EDT on the Closing Date.”

Exhibit 10.2

Section 2. Section 2.5 to the Agreement is revised as follows:

The reference to “April 30, 2009” on the first line shall be changed to “June 29, 2009.” The figure “$9,900,000” on the last line shall be deleted.

Section 3. Section 2.6 to the Agreement is revised as follows:

The reference to “April 30, 2009” on the penultimate line shall be changed to “June 29, 2009.”

Section 4. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be executed by its duly authorized officers as of the date first above written.

Midwest Racing, Inc.

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	President and Chief Executive Officer

Memphis International Motorsports Corporation d/b/a Memphis Motorsports Park

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	President and Chief Executive Officer

Dover Motorsports, Inc.

By:	/s/ Denis McGlynn
Name:	Denis McGlynn
Title:	President and Chief Executive Officer

Gulf Coast Entertainment L.L.C.

By:	/s/ Michael C. Dow
Name:	Michael C. Dow
Title:	President and General Manager